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                                  OMB APPROVAL
FORM 3                        OMB Number..3235-0104
                            Expires:December 31, 2001
                            Estimated average burden
                             hours per response 0.5
                           ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Shmerling Michael D.
   c/o The Kroll-O'Gara Company
   900 Third Avenue
   New York, New York 10022

2. Date of Event Requiring Statement (Month/Day/Year)

   May 15, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   The Kroll-O'Gara Company ("KROG")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Chief Operating Officer

6. If Amendment, Date of Original (Month/Day/Year)

   May 23, 2001

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person*

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $0.01 per share    |    445,137           |     D          |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $0.01 per share    |      4,000           |     I          |    Owned as custodian for minor child         |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

*If form is filed by more than one reporting  person,  see Instruction  5(b)(v).                                              (over)
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.         SEC 1473 (7-96)


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |Exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|Price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |Deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to  |   (1)   | 5/12/10 |   Common Stock        | 14,000  | $6.3750  |    D        |                           |
buy)                    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to  |   (2)   | 5/12/11 |   Common Stock        | 55,000  | $7.09    |    D        |                           |
buy)                    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) The options will become exercisable in four equal installments as follows: one quarter vesting on May 12, 2001, then each of the remaining three quarters on the earlier to occur of (a) The Kroll-O'Gara Company's achieving a minimum stock price of $10, $14 and $18, respectively, for twenty consecutive trading days and (b) May 12, 2009.

(2) The options will become exercisable in three equal annual installments beginning on May 15, 2002.

                                               /s/ Michael D. Shmerling
                                               -------------------------
                                               ** Michael D. Shmerling


                                               May 31, 2001
                                               ------------------------
                                                  Date

** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


  Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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